AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

April 10, 2007

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

EMAGIN CORPORATION

Common Stock, $0.001 Par Value

Commission File Number – 001-15751

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Section 1003(a)(i) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years;

(b)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years;

(c)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years.

2.

The Common Stock of eMagin Corporation (the “Company” or “eMagin”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net (losses) as follows:

Fiscal Years Ended December 31,

Net (Loss)

(Loss) from Continuing Operations

2005

         ($16,528,000)

($16,310,000)

2004

         ($12,711,000)

($7,699,000)

2003

         ($4,723,000)

($8,294,000)

2002

         ($14,912,000)

($12,606,000)

2001

         ($68,487,000)

($67,136,000)

Nine-Months Ended September 30,

Net (Loss)

(Loss) From Continuing Operations

2006

         ($13,692,000)

($13,508,000)

(b)

At September 30, 2006 the Company reported a shareholders’ deficit of ($540,000).

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On October 6, 2006 the Company was notified by the Amex that following a review of the Company’s quarterly report on Form 10-Q for the period ended June 30, 2006, eMagin was not in compliance with Section 1003(a)(ii) of the Company Guide with shareholders’ equity of less than $4 million and losses from continuing operations and net losses in three of its four most recent fiscal years; and Section 1003(a)(iii) of the Company Guide with shareholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years. The Company was given the opportunity to submit a plan by November 6, 2006 outlining its plan to regain compliance with Amex continued listing standards within a maximum of 18 months.

(b)

On November 6, 2006, the Company submitted to Staff its plan to regain compliance with the Amex continued listing standards (the “Plan”). Since submitting its Plan, the Company had fallen out of compliance with an additional continued listing standard. Specifically, the Company was also not in compliance with Section 1003(a)(i) of the Company Guide with shareholders’ equity of less than $2,000,000 and losses from continuing operations and/or net losses in two out of its three most recent fiscal years.

(c)

On January 5, 2007, the Exchange notified eMagin it had determined to initiate immediate delisting proceedings against the Company based on the Staff’s determination that that the Plan did not make a reasonable demonstration that the Company could regain compliance within the required timeframe (the “Staff Determination”).

(d)

On January 11, 2007, the Company requested, pursuant to Sections 1203 and 1009(d) of the Company Guide, an oral hearing to appeal the Amex determination before a Listing Qualifications Panel of the Amex Committee on Securities (the “Panel”). A hearing before the Panel was set for February 27, 2007.

(e)

On February 27, 2007, a hearing at which the Company was present was conducted before the Panel.  By letter dated March 1, 2007, the Exchange notified the Company of the Panel’s decision to deny the Company’s appeal for continued listing of its common stock on the Amex and to authorize delisting proceedings.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within fifteen days.

(f)

The Company did not appeal the Panel’s decision to the Committee on Securities within the requisite time period and had not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. John D. Atherly, Chief Financial Officer of the Company.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC